Exhibit 99.1

Contact:

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@fbvirginia.com	sbell@fbvirginia.com

News Release
April 24, 2013

First National Corporation Earnings Increased Over 100% for First Quarter

Strasburg, Virginia (April 24, 2013) --- First National Corporation (the “Company”) (OTCBB: FXNC), the parent company of First Bank (the “Bank”), reported net income of $1.0 million for the quarter ending March 31, 2013, compared to $475 thousand for the same period in 2012.  Return on average assets improved to 0.75% compared to 0.36% for the first quarter of 2012. Return on average equity was 8.84% for the first quarter of 2013, up from 5.17% for the first quarter of 2012.  After the effective dividend on preferred stock, net income available to common shareholders totaled $756 thousand or $0.15 per basic and diluted share for the first quarter of 2013, compared to $251 thousand, or $0.08 per basic and diluted share for the same period of 2012.

Scott C. Harvard, President and CEO of the Company and the Bank commented, “We are pleased with the marked improvement in our performance for the first quarter of 2013 compared to the same quarter a year ago. Our banking company has come a long way by being focused on improving asset quality, preserving strong core earnings, and deepening customer relationships. The Bank was able to absorb non-recurring expenses intended to enhance efficiency in future periods, while still delivering much improved results during the quarter. We continue to be diligent with our classified and troubled loans against what we believe is an improving economy in the northern Shenandoah Valley. Finally, the Bank has renewed its focus on customers, service, and communities in our market by expanding to a new Customer Service Center at The Village at Orchard Ridge in Winchester, bringing back totally absolutely free checking accounts, and rewarding employees for exceeding expectations.”

Operating Highlights for the First Quarter

•	The Company benefited from asset quality improvement
o	Provision for loan losses decreased by $2.3 million
o	Net charge-offs decreased by $1.2 million
o	Provisions for OREO decreased by $227 thousand
o	OREO expenses decreased by $204 thousand
o	Legal expenses decreased by $71 thousand
•	Allowance for loan losses totaled 3.34% of loans
•	Net interest margin for the quarter was 3.80%
•	Return on average assets improved to 0.75%
•	Opened a new Customer Service Center at The Village at Orchard Ridge
•	Reintroduced FREE CHECKING

Net income was $508 thousand higher for the first quarter of 2013, compared to the same period one year ago.  Improved asset quality contributed to a $2.3 million decrease in the provision for loan losses.  Nonperforming assets decreased 7% to $14.9 million at March 31, 2013, compared to $15.9 million at March 31, 2012. Compared to their high at September 30, 2011, total nonperforming assets have declined by $13.4 million from 5.22% of assets to 2.77% of assets at March 31, 2013.  Net charge-offs for the period decreased $1.2 million to $69 thousand, compared to $1.3 million in the first quarter of 2012. The allowance for loan losses totaled $12.8 million or 3.34% of total loans at March 31, 2013.  This compared to an allowance for loan losses of $13.6 million, or 3.49% of total loans, at March 31, 2012. Loans delinquent 30 to 89 days, a leading indicator of credit deterioration, totaled 1.30% of loans, their lowest level in the past three years.  Also during the first quarter of 2013, expenses related to OREO decreased $457 thousand to $107 thousand, compared to $564 thousand for the same period of 2012.

Net interest income totaled $4.6 million for the first quarter of 2013, compared to $5.1 million for the same period one year ago.  The net interest margin was 3.80% compared to 4.14% for the same period in 2012.  The net interest margin was stable when compared to the preceding quarter ended December 31, 2012. The Bank introduced several initiatives during the first quarter intended to stabilize the net interest margin. Totally free checking accounts were reintroduced with electronic bank statements, free ATM usage, free check cards, and free online banking. During the first month that free checking was introduced, the number of free checking accounts opened exceeded all other deposit product types. The retail funding mix improved with deposits shifting from time deposits to checking accounts and other core deposits. The Bank opened a new Customer Service Center at The Village at Orchard Ridge which had a positive impact on the funding mix. In the lending area, the Bank introduced a new incentive plan for lenders that provides rewards for net interest margin management.

Noninterest income, excluding gains on sales of securities, increased 7% to $1.5 million, compared to $1.4 million for the same period one year ago. Revenues from trust and investment advisory fees and bank owned life insurance increased while service charges on deposit accounts and ATM and check card fees decreased.  At March 31, 2013, the Bank’s trust and investment advisory division had over $247.6 million of assets under management and their monthly revenues reached a new high.

Noninterest expense increased 4% to $5.1 million for the first quarter of 2013, compared to $4.9 million for the same period in 2012.  Other operating expenses increased $236 thousand to $832 thousand, compared to $596 thousand for the same period one year ago. Other operating expenses increased primarily from the decision to terminate a land lease for branch expansion that resulted in a one-time charge to earnings.  The elimination of this lease payment is expected to improve efficiency in future periods.  Salaries and employee benefits increased $265 thousand to $2.6 million for the first quarter of 2013, compared to $2.4 million for the same period of 2012.  These increased expenses were partially offset by a decrease in OREO related expenses from $564 thousand for the first quarter of 2012 to $107 thousand for the first quarter of 2013.

Cautionary Statements

The Company notes to investors that past results of operations do not necessarily indicate future results.  Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results.  These factors are identified in the Annual Report on Form 10-K for the year ended December 31, 2012, which can be accessed from the Company’s website at www.fbvirginia.com, as filed with the Securities and Exchange Commission.

About the Company

First National Corporation, headquartered in Strasburg, Virginia, is the bank holding company of First Bank. First Bank offers loan, deposit, trust and investment products and services from 10 office locations located throughout the northern Shenandoah Valley region of Virginia, which includes Shenandoah County, Warren County, Frederick County and the City of Winchester.  Banking services are also accessed from the Bank’s website, www.fbvirginia.com, and from a network of ATMs located throughout its market area.  First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.

FIRST NATIONAL CORPORATION
Quarterly Performance Summary
(in thousands, except share and per share data)

	(unaudited) For the Three Months Ended
Income Statement	March 31, 2013	March 31, 2012
Interest and dividend income
Interest and fees on loans	$4,933	$5,547
Interest on federal funds sold	-	3
Interest on deposits in banks	10	3
Interest and dividends on securities available for sale:
Taxable interest	372	535
Tax-exempt interest	73	102
Dividends	19	18
Total interest and dividend income	$5,407	$6,208

Interest expense
Interest on deposits	$706	$986
Interest on trust preferred capital notes	56	62
Interest on other borrowings	29	80
Total interest expense	$791	$1,128

Net interest income	$4,616	$5,080
Provision for loan losses	(250)	2,000
Net interest income after provision for loan losses	$4,866	$3,080

Noninterest income
Service charges on deposit accounts	$459	$502
ATM and check card fees	333	372
Trust and investment advisory fees	452	346
Fees for other customer services	88	98
Gains on sale of loans	59	43
Gains on sale of securities available for sale	-	1,117
Gains on sale of premises and equipment	3	-
Other operating income	107	36
Total noninterest income	$1,501	$2,514

Noninterest expense
Salaries and employee benefits	$2,634	$2,369
Occupancy	378	326
Equipment	299	306
Marketing	110	78
Stationery and supplies	75	81
Legal and professional fees	179	250
ATM and check card fees	158	156
FDIC assessment	341	178
(Gains) losses on sale of other real estate owned, net	(116)	(90)
Provision for other real estate owned	174	401
Other real estate owned expense	49	253
Other operating expense	832	596
Total noninterest expense	$5,113	$4,904

Income before income taxes	$1,254	$690
Income tax provision	271	215
Net income	$983	475
Effective dividend and accretion on preferred stock	227	224
Net income available to common shareholders	$756	$251

Common Share and Per Common Share Data
Net income, basic and diluted	$0.15	$0.08
Shares outstanding at period end	4,901,464	2,955,649
Weighted average shares, basic and diluted	4,904,464	2,955,649
Book value at period end	$6.35	7.39
Cash dividends	$-	$-

FIRST NATIONAL CORPORATION
Quarterly Performance Summary
(in thousands, except share and per share data)

	(unaudited) For the Three Months Ended
	March 31, 2013	March 31, 2012
Key Performance Ratios
Return on average assets	0.75%	0.36%
Return on average equity	8.84%	5.17%
Net interest margin	3.80%	4.14%
Efficiency ratio (1)	77.99%	70.27%

Average Balances
Average assets	$529,827	$529,469
Average earning assets	498,462	499,681
Average shareholders’ equity	45,090	36,981

Asset Quality
Loan charge-offs	$278	$1,426
Loan recoveries	209	125
Net charge-offs	69	1,301
Non-accrual loans	9,715	10,370
Other real estate owned, net	5,173	5,562
Nonperforming assets	14,888	15,932
Loans over 90 days past due, still accruing	-	369
Troubled debt restructurings (accruing)	4,096	1,804
Special mention loans	26,685	27,622
Substandard loans (accruing)	41,460	48,195
Doubtful loans	-	258

	March 31, 2013	March 31, 2012

Capital Ratios
Tier 1 capital	$55,696	$45,522
Total capital	60,580	50,595
Total capital to risk-weighted assets	15.82%	12.74%
Tier 1 capital to risk-weighted assets	14.55%	11.46%
Leverage ratio	10.51%	8.60%

Balance Sheet
Cash and due from banks	$7,678	$9,477
Interest-bearing deposits in banks	31,859	19,553
Securities available for sale, at fair value	89,089	84,627
Restricted securities, at cost	1,805	2,775
Loans held for sale	-	329
Loans, net of allowance for loan losses	369,583	376,758
Premises and equipment, net	18,130	19,446
Interest receivable	1,430	1,523
Other assets	17,955	13,755
Total assets	$537,529	$528,243

Noninterest-bearing demand deposits	$90,789	$85,043
Savings and interest-bearing demand deposits	224,150	204,682
Time deposits	155,041	174,870
Total deposits	$469,980	$464,595
Other borrowings	6,070	14,094
Trust preferred capital notes	9,279	9,279
Other liabilities	6,649	4,131
Total liabilities	$491,978	$492,099

FIRST NATIONAL CORPORATION
Quarterly Performance Summary
(in thousands, except share and per share data)

	(unaudited)
	March 31, 2013	March 31, 2012
Balance Sheet (continued)
Preferred stock	$14,446	$14,299
Common stock	6,127	3,695
Surplus	6,813	1,644
Retained earnings	19,156	16,753
Accumulated other comprehensive loss, net	(991)	(247)
Total shareholders’ equity	$45,551	$36,144

Total liabilities and shareholders’ equity	$537,529	$528,243

Loan Data
Mortgage loans on real estate:
Construction and land development	$45,783	$49,893
Secured by farm land	1,344	6,148
Secured by 1-4 family residential	143,765	125,628
Other real estate loans	161,398	169,590
Loans to farmers (except those secured by real estate)	2,173	2,378
Commercial and industrial loans (except those secured by real estate)	20,570	27,071
Consumer installment loans	6,408	8,565
Deposit overdrafts	71	100
All other loans	827	1,021
Total loans	$382,339	$390,394
Allowance for loan losses	12,756	13,636
Loans, net	$369,583	$376,758

(1) The efficiency ratio is computed by dividing noninterest expense excluding the provision for other real estate owned and gains and losses on other real estate owned by the sum of net interest income on a tax equivalent basis and noninterest income excluding gains and losses on sales of securities and premises and equipment. Tax equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit for 2013 and 2012 was 34%.  Net interest income on a tax equivalent basis was $4,667 and $5,140 for the three months ended March 31, 2013 and 2012, respectively. Noninterest income excluding gains and losses on sales of securities and premises and equipment was $1,498 and $1,397 for the three months ended March 31, 2013 and 2012, respectively. The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Such information is not in accordance with generally accepted accounting principles (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.